Exhibit 4(iii)

ENTERGY TEXAS, INC.
(Debtor)

350 Pine Street
Beaumont, Texas 77701

ENTERGY GULF STATES LOUISIANA, INC.
(formerly Entergy Gulf States, Inc.)
(Secured Party)

350 Pine Street
Beaumont, Texas 77701

MARK G. OTTS, TRUSTEE

c/o Entergy Services, Inc.
639 Loyola Avenue
New Orleans, Louisiana 70113

MORTGAGE, DEED OF TRUST AND SECURITY AGREEMENT

Dated effective as of December 31, 2007, 1:05 p.m. Central Standard Time

THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A UTILITY

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS
(re: Supplements to this Document)

MORTGAGE, DEED OF TRUST AND SECURITY AGREEMENT

THIS MORTGAGE, DEED OF TRUST AND SECURITY AGREEMENT, dated effective as of December 31, 2007, 1:05 p.m. Central Standard Time, is made by Entergy Texas, Inc., a Texas corporation ("ETI" and, together with its permitted successors and assigns, the "Mortgagor") (T.I.N. 61-1435798 and organizational identification file number 800911623), to Mark G. Otts of Orleans Parish, Louisiana, as Trustee ("Trustee") for the benefit of Entergy Gulf States Louisiana, Inc., a Texas corporation formerly known as Entergy Gulf States, Inc. ("EGSI" or "EGSL" and, together with its successors and assigns, the "Mortgagee") (T.I.N. 74-0662730 and organizational identification file number 4421500).

RECITALS

    This Mortgage, Deed of Trust and Security Agreement (this "Instrument" or "Mortgage") is made by Mortgagor to Trustee for the benefit of Mortgagee.

    EGSI has heretofore entered into the indentures and has issued the series of outstanding debt listed in Schedule A hereto (the "Outstanding Debt").

    The Texas Utilities Code, Chapter 39, the Texas Electric Utility Restructuring Act, enacted by the Texas legislature in June 1999, which became effective on September 1, 1999 (the "Restructuring Act"), required each electric utility operating in Texas to separate its business into units consisting of a power generation company, a retail electric provider and a transmission and distribution company or separate transmission and distribution companies.

    Notwithstanding the foregoing Recital 3, the restructuring of EGSI pursuant to the Restructuring Act has been delayed.

    As a result of the delay, the Texas legislature has enacted House Bill No. 1567, which, among other things, allows EGSI to proceed with and complete a jurisdictional separation to establish two vertically integrated utilities, one subject to the retail jurisdiction of the Public Utility Commission of Texas ("PUCT") and the other subject to the retail jurisdiction of the Louisiana Public Service Commission (the "LPSC").

    As a result, EGSI requested that the LPSC allow it to restructure into two vertically integrated entities pursuant to a jurisdictional separation, one operating in Texas and the other operating in Louisiana, and the LPSC has found that such restructuring has benefits to its respective ratepayers.

7. Pursuant to and in accordance with Order No. U-21453, U-20925, and U-22095 (Subdocket J) issued by the LPSC on January 31, 2007 (the "Order"), EGSI entered into a Plan of Merger of Entergy Gulf States, Inc., dated effective as of December 31, 2007, 1:00 p.m. Central Standard Time (the "Plan of Merger"), whereby, in accordance with Article 1.02.A (18)(a) and Article 5.01 of the Texas Business Corporation Act (the "Act"), EGSI divided into a surviving corporation, being EGSI renamed as "Entergy Gulf States Louisiana, Inc.", and a new Texas corporation, being ETI (the "Jurisdictional Separation"). Pursuant to and in accordance with the Order, EGSL will enter into an Agreement and Plan of Merger and Reorganization of Entergy Gulf States Louisiana, Inc. into Entergy Gulf States Louisiana, L.L.C. ("EGSL L.L.C.") dated effective as of December 31, 2007, whereby and in accordance with Article 1.02.A(18)(b) and 5.01 of the Act and Section 1360 of the Louisiana Limited Liability Companies Law, EGSL will enter into a Certificate and Articles of Merger of Entergy Gulf States Louisiana, Inc. into Entergy Gulf States Louisiana, L.L.C. to be effective as of December 31, 2007, 4:00 p.m. Central Standard Time, pursuant to which EGSL L.L.C. will be the sole survivor (the "LA Merger").

8. In accordance with the Jurisdictional Separation:

      EGSL is liable for the obligations of EGSI on the Outstanding Debt;

      ETI is not liable on the Outstanding Debt;

      ETI has been allocated certain transmission, distribution and generation assets located in Texas and an undivided interest in certain generation assets located in Louisiana; and

      Upon the effectiveness of the LA Merger, EGSL L.L.C. will become the successor hereto to EGSL.

9. As compensation to Mortgagee for the allocation of assets to Mortgagor described in the proceeding Recital 8(c), and notwithstanding the sole liability of Mortgagee on the Outstanding Debt resulting from the Jurisdictional Separation, Mortgagor assumed certain liabilities of EGSL on Outstanding Debt on the terms and to the extent set forth in the Debt Assumption Agreement entered into between the Mortgagor and the Mortgagee, dated effective December 31, 2007 (the "Assumption Agreement").

10. To secure the payments and performance of all of the obligations of Mortgagor to Mortgagee under the Assumption Agreement and the obligations of Mortgagor set forth in this Mortgage (collectively the "Obligations"), but not to secure the obligations of Mortgagor to the trustee for, or the holders of, Outstanding Debt pursuant to the instruments of assumption delivered pursuant to the Assumption Agreement, and for and in consideration of the premises and of the mutual covenants herein contained, and for valuable considerations, the receipt whereof is hereby acknowledged, Mortgagor has executed and delivered this Mortgage, Deed of Trust and Security Agreement, and by these presents does grant and convey to Trustee, for the benefit of Mortgagee, in trust, the following property, rights, privileges and franchises hereinafter described, owned by the Mortgagor on the date hereof (together the "Mortgaged Property") to have and to hold the Mortgaged Property unto Trustee, Trustee's successors and assigns forever:

GRANTING CLAUSE

All the property, real, personal, immovable, movable, tangible or intangible (other than Excepted Property as hereinafter defined) which is described in the Schedule B attached hereto.

CLAUSE I.

PROPERTIES EXCEPTED.

There is, however, expressly excepted and excluded from the lien and operation of this Mortgage all "Excepted Property" defined as follows:

(a) All property that was released of record from or not subject to the lien of the Indenture of Mortgage by and between Gulf States Utilities Company (now Entergy Gulf States, Inc.) and The Chase National Bank of the City of New York (The Bank of New York, successor Trustee) dated as of September 1, 1926 (as restated, amended and supplemented, the "EGS Mortgage") prior to December 25, 2007;

(b) All cash on hand and in banks, all contracts, all shares of stock, bonds, notes, evidences of indebtedness and other securities; and bills, notes and accounts receivable, conditional sales contracts or agreements and appliance rental or lease agreements;

(c) All goods, wares, merchandise, appliances, materials and supplies, manufactured, produced, purchased or acquired for the purpose of sale or lease in the ordinary course of business; and oil, coal and other minerals and other products, fuel, materials, stores and supplies and other personal property which are consumable (otherwise than by ordinary wear and tear) in their use in the operation of the plants or systems of Mortgagor;

(d) All oil, gas, coal and other minerals, if any, lying or being within or under any land subject to the lien of this Mortgage;

(e) Office furniture, equipment and supplies;

(f) Aircraft, automobiles, trucks and similar vehicles, together with all equipment necessary to the operation and maintenance thereof;

(g) The last day of the term of each leasehold estate (oral or written, and/or any agreement therefore) now or hereafter enjoyed by Mortgagor, and whether falling within a general or particular description of property herein;

(h) All other property which for some reason (other than that the same constitutes Excepted Property under the preceding paragraphs (a) to (g), inclusive) does not fall within the definition of Bondable Property.

The term "Bondable Property" shall mean and comprise any property now owned by Mortgagor, located in the State of Texas, which is used by or useful to Mortgagor in the business of furnishing, transmitting, generating, or distributing electricity, for heat, light, power or other uses, or in any business which is incidental thereto, including, without limiting the generality of the foregoing, all properties necessary or appropriate for purchasing, transmitting, supplying, distributing, generating, and/or disposing of electricity, together with betterments, improvements, additions, repairs, replacements, or alterations, of, upon and to such property of Mortgagor and equipment and appliances installed as a part of the operating property of Mortgagor; provided that such property shall be property which Mortgagor under its charter and all applicable laws shall be lawfully authorized to own and use in the business in connection with which such property is used or to be used by it.

Except as otherwise provided in this Instrument, the Mortgaged Property to remain so granted and conveyed for the benefit of Mortgagee until the satisfaction of all Obligations and a written cancellation of this Instrument signed by Mortgagee, Mortgagor being hereby obligated, except as otherwise provided in this Instrument, not to sell, alienate, deteriorate or otherwise encumber the Mortgaged Property to the prejudice of this Instrument, and not to permit or suffer the same to be so sold, alienated, deteriorated or encumbered.

CLAUSE II.

COVENANT AND OTHER PROVISIONS.

  Further Assurances

  (a) Mortgagor and Mortgagee each shall execute, acknowledge and deliver, from time to time promptly after request therefor, such further documents, including supplements to the Mortgage more specifically describing the Mortgaged Property, as Mortgagee may reasonably require to accomplish the purposes of this Mortgage (collectively, the "Further Documents").

  (b) Mortgagor, immediately upon the execution and delivery of this Mortgage, and thereafter from time to time promptly after request therefor, shall, at its expense, cause this Mortgage and each Further Document to be filed, registered or recorded, and refiled, re-registered or re-recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and perfect the lien and estate of this Mortgage upon and in the Mortgaged Property.

  (c) Mortgagor shall pay all filing, registration and recording fees, all refiling, re-registration and re-recording fees, and all expenses incident to the execution, delivery and acknowledgement of this Mortgage and each Further Document, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recordation of this Mortgage and each Further Document.

  (d) Mortgagor shall keep or cause to be kept, all the Mortgaged Property insured to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties. Mortgagor also will maintain the condition of the Mortgaged Property in accordance with good business practices. Mortgagor will pay all taxes that are levied against the Mortgaged Property. Mortgagor will maintain the Mortgaged Property in compliance with applicable material environmental laws, rules, and regulations.

  Creation of Other Liens

  Except for Permitted Encumbrances (as hereinafter defined), Mortgagor shall not create or suffer to be created any mortgage, lien, charge or encumbrance upon the Mortgaged Property or any part thereof prior to or on a parity with the lien of this Mortgage, without the consent of Mortgagee, which may be granted or withheld in Mortgagee's sole discretion. "Permitted Encumbrances" shall mean:

  (a) Liens for taxes, assessments, or governmental charges for the then current year and taxes, assessments or governmental charges not then delinquent; and liens for taxes, assessments or governmental charges already delinquent, but whose validity is at the time being contested in good faith by Mortgagor;

  (b) Liens and charges incidental to construction or current operation which have not at such time been filed or asserted or the payment of which has been adequately secured or which, in the opinion of counsel, are insignificant in amount;

  (c) Liens of the EGS Mortgage that have not been released as of the effective date hereof, and liens, securing obligations neither assumed by Mortgagor nor on account of which it customarily pays interest directly or indirectly, existing, either at the date hereof, or, as to property hereafter acquired, at the time of acquisition by Mortgagor, upon real property or rights in or relating to real property acquired by Mortgagor for substation or transmission, distribution or other right-of-way purposes;

  (d) Any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract, ordinance, or statute to purchase, or designate a purchaser of or order the sale of, any property of Mortgagor upon payment of reasonable compensation therefore, or to terminate any franchise, license or other rights or to regulate the property and business of Mortgagor;

  (e) The lien of judgments covered by insurance or if not so covered not exceeding at any one time $50,000 in aggregate amount;

  (f) Easements or reservations in respect of any property of Mortgagor conveyed herein for the purpose of rights-of-way, including pole, pipe and gas transmission and distribution lines, and similar purposes, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure the payment of money), which in the opinion of counsel (at the time of the acquisition of the property affected or subsequently) will not interfere with the proper operation and development of the property affected thereby;

  (g) Any lien or encumbrance, moneys sufficient for the discharge of which have been deposited in trust with Mortgagee or with the trustee or mortgagee under the instrument evidencing such lien or encumbrance, with irrevocable authority to Mortgagee or to such other trustee or mortgagee to apply such moneys to the discharge of such lien or encumbrance to the extent required for such purpose;

  (h) Any lien reserved as security for rent or for compliance with other provisions of the lease in the case of any leasehold estate; and

  (i) Any exceptions, reservations and other matters described in Schedule B hereof, or in any recorded deeds or other instruments, whereunder Mortgagor acquired any of such properties, and subject to which exceptions, reservations and other matter, the properties described therein are expressly conveyed to Trustee for the benefit of Mortgagee hereunder.

  Remedies, Etc.

(a) If an Event of Default (as defined in and arising under the Assumption Agreement) has occurred and is continuing, Mortgagee may, to the extent permitted by law, do any one or more of the following:

(i) enter and take possession of the Mortgaged Property or any part thereof, exclude Mortgagor wholly or partly therefrom, and upon such entry, from time to time at the expense of Mortgagor, make all such repairs, replacements, alterations, additions or improvements to the Mortgaged Property or any part thereof as Mortgagee may reasonably deem proper, and, whether or not Mortgagee has so entered and taken possession of the Mortgaged Property or any part thereof, collect and receive all the rents, revenues, issues, income and profits thereof, to the extent permitted by law, and apply the same, to the extent permitted by law, to the payment of all expenses that Mortgagee may be authorized to make under this Mortgage, the remainder to be applied to the payment of the Obligations until the same are repaid in full; and

(ii) personally or, to the extent permitted by law, by agents, with or without entry, if Mortgagee deems it advisable:

(x) proceed to protect and enforce its rights under this Mortgage by suit for specific performance of any covenant herein contained, or in aid of the execution of any power herein granted, or for the foreclosure of this Mortgage and the sale of the Mortgaged Property under the judgment or decree of a court of competent jurisdiction, or for the enforcement of any other right or rights as Mortgagee may deem most effectual for such purpose; and

(y) request that Trustee exercise any or all of Trustee's remedies or rights under this Mortgage.

(b) If Mortgagor fails to perform any of the covenants or agreements of Mortgagor under this Mortgage, Mortgagee, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, may, at any time (but shall be under no obligation to) pay or perform the same after 15 days' notice to Mortgagor, and the amount or cost thereof, shall immediately be due from Mortgagor to Mortgagee. Mortgagor hereby grants Mortgagee an irrevocable power of attorney, coupled with an interest, for that purpose. Any such amounts or costs paid by Mortgagee, together with interest, shall be added to the Obligations and shall be secured by this Mortgage. No payment or advance of money by Mortgagee under this paragraph shall be deemed or construed to cure Mortgagor's default or waive any right or remedy of Mortgagee.

(c) In any sale under any provision of this Mortgage or pursuant to any judgment or decree of court, the Mortgaged Property, to the extent permitted by law, may be sold in one or more parcels or as an entirety and in such order as Mortgagee may elect, without regard to the right of Mortgagor to marshalling of assets. To the extent permitted by law, Trustee, Mortgagee, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument or instruments conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Any such sale or sales made under or by virtue of this paragraph 3 whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, and interest of Mortgagor in and to the properties and rights so sold. Upon any sale or sales made under any provision of this Mortgage, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash therefor may make settlement for the purchase price by crediting upon the indebtedness secured by this Mortgage the net sales price after deducting therefrom the expenses of the sale and the costs of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage.

4. Trustee's Foreclosure Sale.

(a) If an Event of Default has occurred and is continuing, Trustee shall, at the request of Mortgagee, sell all or any part of the Mortgaged Property as an entirety or in parcels, by one sale or by several sales held at one time or at different times, all as Trustee in Trustee's discretion elects. The sale will be made in accordance with Texas Property Code Section 51.002 or any successor statute. If the Mortgaged Property to be sold by Trustee is situated in more than one county, then required notices will be given in all of such counties, the Mortgaged Property may be sold in any such county, and such notices shall designate the county where the Mortgaged Property will be sold. The affidavit of any person having knowledge of the facts to the effect that required notices were posted, filed or mailed will be prima facie evidence of the facts recited in the affidavit. The Trustee's deed at any such sale will be with general warranty, and Mortgagor will warrant and forever defend the title of the purchaser or purchasers. Mortgagee may be the purchaser at any sale made hereunder, and credit the sale price against the Obligations. Any deed so executed by Trustee will be prima facie proof of all factual matters stated in it. The purchaser or purchasers named in any such deed, and all persons subsequently dealing with the property purported to be thereby conveyed, will be fully protected in relying upon the truthfulness of factual matters stated in the deed. After any Trustee's sale, Mortgagor will surrender immediate possession and control of the property purchased to the purchaser. If Mortgagor fails to surrender possession, Mortgagor will be a tenant at will.

(b) Mortgagee may at any time before the sale direct Trustee to abandon the sale, and may at any time thereafter direct Trustee to again commence foreclosure. Whether or not foreclosure is commenced by Trustee, Mortgagee may at any time after an Event of Default has occurred and is continuing institute suit for collection of all or any part of the Obligations or foreclosure of the lien of this Mortgage or both. If Mortgagee institutes suit for collection of all or any part of the Obligations and foreclosure of the lien of this Mortgagee, Mortgagee may at any time before the entry of final judgment dismiss the same, and require Trustee to sell the Mortgaged Property in accordance with the provisions of this Mortgage. No single sale or series of sales under this Mortgage or by judicial foreclosure will extinguish the lien or exhaust the power of sale under this Mortgage except with respect to the items of property sold.

(c) Trustee will apply the proceeds of sale, first to the payment of all costs and expenses of the sale, second to the payment of all other Obligations and third the balance, if any, to whosoever may be lawfully entitled to receive the same.

(d) Trustee may be removed at any time with or without cause, at the option of Mortgagee, by written declaration of removal executed by Mortgagee, without any notice to or demand upon Trustee, Mortgagor or any other person. If at any time Trustee is removed, dies or refuses, fails or is unable to act as Trustee, Mortgagee may appoint any person as successor Trustee hereunder, without any formality other than a written declaration of appointment executed by Mortgagee. Immediately upon appointment, the successor Trustee so appointed automatically will be vested with all the estate and title in the Mortgaged Property, and with all of the rights, powers, privileges, authority, options and discretions, and charged with all of the duties and liabilities, vested in or imposed upon Trustee by this Mortgage, and any conveyance executed by any successor Trustee will have the same effect and validity as if executed by the Trustee named in this Mortgage.

5. Application of Proceeds of Sale Made Under a Judgment, Order or Decree.

At the election of Mortgagee, the proceeds of any sale made under a judgment, order or decree made in any action to foreclose or to enforce this Mortgage shall be applied:

(a) first to the payment of (i) all costs and expenses of such sale, including attorneys' fees, in the court of original jurisdiction and in any appellate proceedings, and (ii) all charges, expenses and advances incurred or made by Mortgagee in order to protect the lien of this Mortgage or the security afforded thereby;

(b) then to the payment of all other Obligations; and

(c) any surplus remaining to be paid to Mortgagor or to whosoever may be lawfully entitled to receive the same.

6. Disposition and Release of Mortgaged Property.

(a) Releases of Mortgaged Property: Mortgagor shall have the right, at any time and up to three times before the Obligations have been satisfied, to obtain the release of any part of the Mortgaged Property, and Mortgagee shall release such part of the Mortgaged Property from the lien and security interest of this Mortgage, upon delivery to Mortgagee of a certificate signed by an officer of Mortgagor:

(i) describing the part of the Mortgaged Property to be released;

(ii) requesting such release;

(iii) certifying that the principal amount of the Outstanding Debt that Mortgagor is then obligated to pay pursuant to the Assumption Agreement, and for the payment of which Mortgagor has not caused sufficient moneys to be irrevocably deposited by Mortgagor with the trustee or paying agent for such Outstanding Debt, will be less than 60% of the net book value of the Mortgaged Property remaining subject to the lien of this Mortgage immediately after such release, and

(iv) certifying that no Event of Default has occurred and is continuing.

Upon such release, such part of the Mortgaged Property shall cease to be Mortgaged Property. Mortgagee shall from time to time, upon written request of Mortgagor, execute any release and/or consent requested to confirm any action taken by Mortgagor pursuant to this subsection, but only upon receipt of a certificate signed by an officer of Mortgagor that the execution of such release and/or consent is appropriate to confirm any release pursuant to this subsection.

(b) Dispositions of Obsolete Property: Mortgagor may at any time and from time to time, without any release or consent by Mortgagee:

(i) sell, exchange or otherwise dispose of, free from the lien and security interest of this Mortgage, any part of the Mortgaged Property, which, in the opinion of Mortgagor, has become worn out, unserviceable, undesirable or unnecessary in the conduct of its business; or

(ii) demolish, dismantle, tear down, abandon or surrender any part of the Mortgaged Property which, in the opinion of Mortgagor, has become worn out, unserviceable, undesirable or unnecessary in the conduct of its business.

Upon such action, such part of the Mortgaged Property shall cease to be Mortgaged Property. Mortgagee shall from time to time, upon written request of Mortgagor, execute any release and/or consent requested to confirm any action taken by Mortgagor pursuant to this subsection, but only upon receipt of a certificate signed by an officer of Mortgagor that the execution of such release and/or consent is appropriate to confirm any action taken by Mortgagor pursuant to this subsection.

(c) Dispositions of or Changes to Franchises and Other Rights: Mortgagor may at any time and from time to time, without any release or consent by Mortgagee:

(i) abandon, terminate, cancel, release or make changes in, alterations of or substitutions for any and all easements or right of way grants, franchises, licenses, consents, permits, leases or other rights in respect of any Mortgaged Property, provided that such action is, in the opinion of Mortgagor, necessary, desirable or advisable in the conduct of its business; or

(ii) grant or convey rights-of-way, easements, licenses, permits, leases or other rights over or in respect of any Mortgaged Property, provided that such grant or conveyance will not, in the opinion of Mortgagor, materially impair the usefulness of such Mortgaged Property in the conduct of its business.

(d) Minor Dispositions of Mortgaged Property: Mortgagor may also at any time and from time to time, without any release or consent by Mortgagee, sell, exchange, or otherwise dispose of any part of the Mortgaged Property free of the lien and security interest of this Mortgage provided that

(i) the aggregate net book value of the Mortgaged Property sold, exchanged or otherwise disposed of pursuant to this subsection in any one calendar year shall not exceed 10% of the net book value of the Mortgaged Property at the beginning of such calendar year,

(ii) the principal amount of the Outstanding Debt that Mortgagor is then obligated to pay pursuant to the Assumption Agreement, and for the payment of which Mortgagor has not caused sufficient moneys to be irrevocably deposited with the trustee or paying agent for such Outstanding Debt, will be less than 60% of the net book value of the Mortgaged Property remaining subject to the lien of this Mortgage immediately after such sale, exchange or disposition, and

(iii) no Event of Default has occurred and is continuing.

Upon such sale, exchange or other disposition, such part of the Mortgaged Property shall cease to be Mortgaged Property. Mortgagee shall from time to time, upon written request of Mortgagor, execute any release and/or consent requested to confirm any action taken by Mortgagor pursuant to this subsection, but only upon receipt of a certificate signed by an officer of Mortgagor that the execution of such release and/or consent is appropriate to confirm any action taken by Mortgagor pursuant to this subsection.

(e) Release upon Payment: Upon satisfaction of all Obligations, Mortgagee shall, upon written request of Mortgagor, release all Mortgaged Property, cancel and/or discharge this Mortgage and/or execute any satisfaction piece, cancellation or other document requested to evidence or confirm such release and/or discharge.

7. Security Agreement.

This Mortgage shall constitute a Security Agreement and a "fixture filing" within the meaning of the Uniform Commercial Code - Secured Transactions of the State of Texas, i.e., Chapter 9 of the Texas Business & Commerce Code (the "TXUCC") with respect to the portion of Mortgaged Property which constitutes personal property (the "Personal Property"), as the same may be in effect from time to time. The secured party is Mortgagee and the mailing address of the secured party is set forth above in this Mortgage. The debtor is Mortgagor and the mailing address of the debtor is set forth above in this Mortgage. This Mortgage indicates whether Mortgagor is an individual or an organization and if Mortgagor is an organization, its type of organization, jurisdiction of organization and organizational identification number, if any. Mortgagor is the record owner of the real property which comprises a portion of the Mortgaged Property and the improvements on such real property. Mortgagor certifies that it is organized under the laws of the State of Texas. Mortgagor hereby grants to Mortgagee a security interest in and to the Personal Property for the benefit of Mortgagee to secure the Obligations. Mortgagor irrevocably authorizes Mortgagee to file financing and continuation statements and other instruments with respect to the Personal Property without the signatures of Mortgagor whenever lawful and, upon request, Mortgagor shall also promptly execute financing and continuation statements and other instruments in form satisfactory to Mortgagee to further evidence, perfect and secure Mortgagee's security interest in the Personal Property, and shall pay, or at Mortgagee's election shall reimburse Mortgagee for, all filing fees in connection therewith, and any such payments by Mortgagee shall be secured by the lien of this Mortgage.

Upon the occurrence of an Event of Default, Mortgagee will have all rights and remedies of a secured party after default under the TXUCC, and Mortgagee, pursuant to the TXUCC, as said TXUCC is currently constituted or may be hereafter amended, shall have the option of proceeding as to both real and personal property in accordance with its rights and remedies in respect of the real property, in which event the default provisions of the TXUCC shall not apply. To the extent permitted under the TXUCC, Mortgagor waives all rights of redemption and all other rights and remedies of a debtor thereunder and all formalities prescribed by law relative to the sale or disposition of the Personal Property after the occurrence of an Event of Default and to all other rights and remedies of Mortgagor with respect thereto. To the extent permitted by law, in exercising its right to take possession of the Personal Property upon the occurrence of an Event of Default, Mortgagee may enter upon the Mortgaged Property without being guilty of trespass or any other wrong-doing, and without liability for damages thereby occasioned. To the extent any notice of sale or other disposition of the Personal Property is required and cannot be waived, in the event Mortgagee elects to proceed with respect to the Personal Property separately from the real property, Mortgagee need give no more than ten (10) days' notice of the sale of the Personal Property, which Mortgagor agrees to be commercially reasonable.

8. Right to Sue.

Mortgagee shall have the right from time to time to sue for any sums required to be paid by Mortgagor under the terms of this Mortgage as the same become due, without regard to whether or not the Obligations may be, or may have become, due and without prejudice to the right of Mortgagee thereafter to bring any action or proceeding of foreclosure or any other action upon the occurrence of any Event of Default existing at the time such earlier action was commenced.

9. Waivers by Mortgagor.

Mortgagor hereby waives and releases, to the fullest extent permitted by law, (a) all technical errors, defects and imperfections in any proceedings instituted by Mortgagee under this Mortgage, (b) all benefits that might accrue to Mortgagor by virtue of any present or future laws exempting the Mortgaged Property or any part of the proceeds arising from any sale thereof, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment, (c) all notices not herein specifically required of Mortgagor's default or of Mortgagee's exercise, or election to exercise, any option under this Mortgage, (d) any other present or future law, regulation or judicial decision which provides for any stay of execution, marshalling of assets, exemption from civil process, redemption, extension of time for payment or valuation or appraisement of any of the Mortgaged Property and (e) any and all rights and equities of redemption from sale under the power of sale created under this Mortgage or from sale under any order or decree of foreclosure of this Mortgage and all notice or notices of seizure.

10. No Waiver.

No failure to exercise, no delay in exercising and no course of dealing with respect to, any power, remedy or right hereunder by Mortgagee shall operate as a waiver thereof, nor shall any single or partial exercise by Mortgagee of any power, remedy or right hereunder preclude any other or further exercise thereof or the exercise of any other power, remedy or right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11. Powers of Mortgagee.

Mortgagee may at any time or from time to time renew or extend this Mortgage, or agree with Mortgagor to alter the same in any way, or waive any of the terms, covenants or conditions hereof in whole or in part and may release any portion of the Mortgaged Property or any other security, and grant such extensions and indulgences in relation to the Obligations as Mortgagee may determine without the consent of any junior lienor or encumbrancer and without any obligation to give notice of any kind thereto and without in any manner affecting the priority or the lien hereof on any part of the Mortgaged Property.

12. Consent.

If the consent or approval of Mortgagee is required hereunder and Mortgagee unreasonably withholds its consent or approval in violation of the express terms hereof or thereof, the sole remedy of Mortgagor shall be to commence an action for specific performance against Mortgagee. Mortgagee shall not have any liability to Mortgagor for damages, losses, costs or expenses arising out of Mortgagee's breach of any covenant or other legal obligation not unreasonably to withhold its consent or approval, unless Mortgagee acted in bad faith.

13. Notices.

All notices, demands, consents, approvals or other communications (collectively, "notices") which are permitted or required to be given by either party to the other hereunder shall be in writing and delivered personally or sent by Certified Mail, postage prepaid, Return Receipt Requested, or by overnight courier service. Notices shall be deemed given when so delivered personally, or if mailed by Certified Mail, three (3) business days after deposit with the United States Postal Service, or if sent by overnight courier service, upon receipt (except that the failure to accept delivery of notice shall cause the date of attempted personal delivery, the date of mailing or the date of deposit with an overnight courier service to be the date of receipt). All notices to Mortgagor shall be sent to Mortgagor at 350 Pine Street, Beaumont, Texas 77701, Attention: Joseph F. Domino, President and Chief Executive Officer. All notices to Mortgagee shall be sent to Entergy Gulf States Louisiana, L.L.C., 446 North Boulevard, Baton Rouge, Louisiana 70802, Attention: E. Renae Conley, President and Chief Executive Officer . Any party may by notice to the other(s) given in the manner provided herein designate a new address to which notices shall thereafter be delivered or mailed.

14. Amendments.

This Mortgage cannot be changed or discharged except by an agreement in writing, duly acknowledged and in form for recording, signed by the party against whom enforcement of such change or discharge is sought.

15. Applicable Law.

This Mortgage shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent the laws of another state should be mandatory applicable.

16. Maximum Amount Secured; Mortgage Securing Present And Future Indebtedness.

This Instrument secures the Obligations up to a maximum amount of $2,000,000,000 that may be outstanding at any time and from time to time. This Instrument is granted pursuant to Chapter 35 of the Texas Business & Commerce Code for the purpose of securing the Obligations that may now be existing and/or that may arise in the future as provided herein up to the maximum amount secured hereby, with the preferences and priorities provided under applicable Texas law. No note has been paragraphed for identification with this Mortgage.

17. Rules of Construction.

This Mortgage shall be construed without regard to any presumption or other rule requiring construction against the party causing this Mortgage to be drafted. If any words or phrases in this Mortgage have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Mortgage shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Mortgage and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. All terms and words used in this Mortgage, regardless of the number or gender, in which they are used, shall be deemed to include any other number and any other gender as the context may require.

The parties to this Instrument hereby waive the production of mortgage, conveyance, tax, paving, assignment of accounts receivable and other certificates and relieve and release the Notary before whom this Instrument was passed from all responsibilities and liabilities in connection therewith.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
THE NEXT PAGE OF THIS DOCUMENT IS PAGE S-1

EXECUTED to be effective as of December 31, 2007, at 1:05 p.m. Central Standard Time.

MORTGAGOR:

Entergy Texas, Inc.

By: /s/ Steven Neinast
Name: Steven Neinast
Title: Vice President

STATE OF TEXAS

COUNTY OF TRAVIS

This instrument was acknowledged before me on the 31st day of December, 2007, by Steven Neinast, Vice President of Entergy Texas, Inc., a Texas corporation, on behalf of said corporation.

/s/ Pamela Jo Mitchell
NOTARY PUBLIC, State of Texas

My commission expires October 22, 2010

SCHEDULE A

OUTSTANDING DEBT

I. Indenture of Mortgage dated September 1, 1926, between Entergy Gulf States, In. (successor to Gulf States Utilities Company) and The Bank of New York (successor to The Chase National Bank of the City of New York), as supplemented and modified.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)
First Mortgage Bonds, 6% Series due December 1, 2012	$140	$64.760
First Mortgage Bonds, 3.6% Series due June 1, 2008	$325	$150.337
First Mortgage Bonds, 6.2% Series due July 1, 2033	$240	$111.018
First Mortgage Bonds, 5.25% Series due August 1, 2015	$200	$92.515
First Mortgage Bonds, 4 7/8% Series due November 1, 2011	$200	$92.515
First Mortgage Bonds, Floating Rate Series due December 1, 2009	$219.470	$101.521
First Mortgage Bonds, 5.60% Series due December 1, 2014	$ 50	$23.129
First Mortgage Bonds, 6.18% Series due March 1, 2035	$ 85	$39.319
First Mortgage Bonds, 5.70% Series due June 1, 2015	$200	$92.515
First Mortgage Bonds, 5.12% Series due August 1, 2010	$100	$46.257
First Mortgage Bonds, Floating Rate Series due December 8, 2008	$350	$161.901

II. (a) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of November 1, 1985.

(b) Indenture of Trust and Pledge, dated as of November 1, 1985, between the Issuer and The Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)
Variable Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1985-C	$39	$22.665

III. (a) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of December 1, 1985.

(b) Indenture of Trust and Pledge, dated as of December 1, 1985, between the Issuer and the Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)
Variable Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1985-D	$28.4	$13.135

IV. (a) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of April 1, 1986.

(b) Indenture of Trust and Pledge, dated as of April 1, 1986, between the Issuer and The Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)
Multiple Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1986	$20	$9.250

V. (a) Sublease Agreement between the Industrial Development Board of the Parish of Calcasieu, Inc. (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of December 1, 1974 as supplemented by Third Supplemental Sublease Agreement between the Issuer and the Company, dated as of August 1, 1992.

(b) Indenture of Trust and Pledge, dated as of December 1, 1974, between the Issuer and The Bank of New York (as successor to Hibernia National Bank), as trustee (the "Trustee"), as supplemented by Third Supplemental Indenture of Trust and Pledge dated as of August 1, 1992 between the Issuer and the Trustee.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)
Pollution Control Revenue Refunding Bonds (Gulf States Utilities Company Project) Series 1992	$48.285	$22.335

VI. (a) Sublease Agreement between Parish of Pointe Coupee, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company) (the "Company"), dated as of March 1, 1983, as supplemented by First Sublease Supplemental Agreement dated as of January 1, 1993, between the Issuer and the Company.

(b) Indenture of Trust and Pledge, dated as of March 1, 1983, between the Issuer and Hancock Bank of Louisiana, (as successor to American Bank and Trust Company), as trustee (the "Trustee"), as supplemented by First Supplemental Indenture of Trust and Pledge dated as of January 1, 1993 between the Issuer and the Trustee.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)
Pollution Control Revenue Refunding Bonds (Gulf States Utilities Company Project) Series 1993	$17.450	$8.070

VII. (a) Refunding Agreement between Parish of Iberville, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc., dated as of May 1, 1998.

(b) Trust Indenture, dated as of May 1, 1998, between the Issuer and Hancock Bank of Louisiana.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1998	$21.6	$9.990

VIII. (a) Refunding Agreement between the Industrial Development Board of the Parish of Calcasieu, Inc. and Entergy Gulf States, Inc., dated as of May 1, 1998.

(b) Trust Indenture, dated as of May 1, 1998, between the Issuer and The Bank of New York.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999	$22.095	$10.220

IX. (a) Refunding Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc., dated as of September 1, 1999.

(b) Trust Indenture, dated as of September 1, 1999, between the Issuer and The Bank of New York.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999-B	$40	$18.505

SCHEDULE B

MORTGAGED PROPERTY

That certain property (real and personal) described on the following pages of this Schedule B (which was included in the property allocated to Entergy Texas, Inc. on December 31, 2007 pursuant to the terms and conditions of the Articles of Merger of Entergy Gulf States, Inc. and the Plan of Merger of Entergy Gulf States, Inc., each dated effective December 31, 2007, 1:00 p.m. Central Standard Time):